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                                                                   EXHIBIT 10.53


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is dated and effective as of the 1st day of August, 1999, between HORSESHOE GAMING, L.L.C. ("Horseshoe"), and BOBBY FECHSER ("Fechser").

                                    RECITALS:

         A. Horseshoe is a holding company which holds ownership interests in various companies which own and operate casinos. Horseshoe's principal office is located in Las Vegas, Nevada.

         B. Fechser is the current owner of a .220958% interest in Horseshoe.

         C. Horseshoe believes it is in its best interest to acquire from Fechser his .220958% interest.

         D. Horseshoe and Fechser have agreed that the fair market value of the .220958% interest in Horseshoe is $945,278.

         E. Horseshoe will also return to Fechser, as part of this Agreement, an amount equal to the current value of his capital account at July 31, 1999 which was $140,053.

         F. Horseshoe is party to an agreement pursuant to which it may acquire (the "Acquisition") Empress Casino Hammond Corporation, an Indiana corporation ("Empress Hammond"), and Empress Casino Joliet Corporation, an Illinois corporation ("Empress Joliet"), both of which are subsidiaries of Empress Entertainment, Inc., a Delaware corporation (collectively, "Empress").

         NOW, THEREFORE, in consideration of the premises and each act performed by either party hereto, the parties agree as follows:

         1. Concurrently with the execution of this Agreement, Fechser has sold to Horseshoe, and Horseshoe has purchased from Fechser, Fechser's .220958% interest in Horseshoe at the price of $945,278 plus a return of capital of $140,053, for a total purchase price of $1,085,331 ("Purchase Price"). The Purchase Price shall be paid as follows:

         a. The sum of $112,500 shall be paid in cash concurrently with the purchase of Fechser's interest by Horseshoe, at the execution of this Agreement.

         b. The principal sum of $112,500 on or before October 15, 2000, plus accumulated interest as provided herein.

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         c.       The balance shall be paid on or before April 15, 2003. The outstanding balance of the Purchase Price shall bear interest at a rate of 12% per annum. After making the payment as required in Section 1(b) hereof, Horseshoe shall pay outstanding interest, if any, to Fechser on or before April 15th of each year

         2. If, prior to Horseshoe making all payments to Fechser due under this Agreement, Jack Binion, his family members or trusts for his benefit or for the benefit of his family members (collectively, the "Binion Seller") transfers or sell for cash (an "Actual Cash Sale") an ownership stake in Horseshoe equal to or greater than 60% of the outstanding equity interest in Horseshoe, then Horseshoe shall, in lieu of making the remainder of the payments set forth hereunder, pay to Fechser a lump sum equal to .220958% of the Value of Horseshoe, less all amounts (including capital payments, interest and principal) paid by Horseshoe to Fechser prior to the date of the Actual Cash Sale. For purposes of this Agreement, the "Value" of Horseshoe shall be the price which would have been received by the Binion Seller upon a sale for cash of 100% of the outstanding equity interest of Horseshoe (the "Hypothetical Sale") assuming
(a) the Binion Seller owned 100% of the outstanding equity interest of Horseshoe and (b) the per unit purchase price paid for each unit in the Hypothetical Sale would be equal to the purchase price per unit paid to the Binion Seller in the Actual Cash Sale.

         3. If the Acquisition is closed (the date of such closing being referred to as the "Acquisition Closing Date"), Horseshoe shall pay Fechser in addition to the Purchase Price an amount equal to $60,337 (the "Additional Amount"). The parties hereto agree that the Acquisition shall be deemed to have closed in any of the following circumstances: (i) the Acquisition is consummated in accordance with its terms or as may be amended by the parties to the Acquisition agreement, or their successors, assignees or transferees; (ii) Horseshoe renegotiates the agreement relating to the Acquisition so as to allow the merger to be consummated as to either Empress Hammond or Empress Joliet and the merger is then consummated with either Empress Hammond or Empress Joliet;
(iii) Horseshoe combines with another party such that the Acquisition is consummated with Horseshoe obtaining Empress Hammond or Empress Joliet and the other party obtaining the other; (iv) Horseshoe consummates the Acquisition in accordance with its terms or as may be amended by the parties to that agreement, but either Empress Hammond or Empress Joliet is spun off such that the Horseshoe is combined with only one; or (v) Horseshoe sells or transfers its interest in the Acquisition agreement to an unrelated third party. The Additional Amount, if any, shall be paid, with the final installment payment of the Purchase Price on or before April 15, 2003, including interest at 12% from the Acquisition Closing Date. If the Purchase Price has been paid in full at the time of the Acquisition Closing Date, then the Additional Amounts shall be paid within 45 days of the Acquisition Closing Date.

         4. Fechser represents and warrants that he is the lawful record and beneficial owner of the .220958% interest in Horseshoe, free and clear of any liens, claims, encumbrances, marital property rights, security agreements, equities, options, charges or restrictions of any kind.


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         5. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and may be amended only by a writing signed by each party hereto.

         6. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and assigns.

         7. This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada.

         IN WITNESS WHEREOF, this Agreement was executed by the parties as of the date and year first written above.

                                            "HORSESHOE"

                                            HORSESHOE GAMING, L.L.C.



                                            By:
                                                --------------------------------
                                                Jack B. Binion, President


                                            "FECHSER"


                                            ------------------------------------
                                            Bobby Fechser


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